Exhibit 1.1

TERM LOAN AGREEMENT

This Term Loan Agreement (the “Agreement”) is dated as of January 28, 2016 between BT-TWISS TRANSPORT LLC, a Florida limited liability company, TWISS TRANSPORT, INC., a Florida corporation, TWISS LOGISTICS, INC., a Florida corporation, TWISS COLD STORAGE, INC., a Florida corporation, RICHARD WELKOWITZ, and STEPHEN GURBA (collectively, “Borrower”) and SUNSHINE BANK, a federally chartered savings bank (“Bank”). The Borrower has requested, and the Bank has agreed to extend, a term loan (the “Loan”) on the terms and conditions of this Agreement. The making of the Loan shall constitute an agreement between the Borrower and the Bank as follows:

SECTION 1.     THE LOAN.

Section 1.1. Term Loan. Subject to the terms and conditions hereof, the Bank agrees to make a term loan to the Borrower in the principal amount of $2,000,000.00 (the “Loan”). The Loan shall be made against and evidenced by, among other things, a Promissory Note, dated of even date herewith, from the Borrower to the order of the Bank in the original principal amount of $2,000,000.00 (the “Note”). Borrower shall make all principal and interest payments as set forth in the Note.

SECTION 2.     DEFINITIONS; INTERPRETATION.

Section 2.1. Definitions. The following terms when used herein shall have the following meanings:

“Business Day” means any day other than a Saturday or Sunday on which the Bank is not authorized or required to close in Tampa, Florida.

“Change of Control”” means 51% of the voting stock or limited liability membership interests of any entity Borrower ceases at any time and for any reason (including death or incapacity) to be owned, legally and beneficially, by Richard Welkowitz.

“Distribution” means, for any Person, any payment with respect to or on account of any of such Person’s shares, including (a) any dividend or other distribution on and any payment of interest on or principal of any such shares, (b) any payment by such Person on account of any purchase, redemption, retirement, exchange, defeasance, or conversion of, or on account of any claim relating to or arising out of the offer, sale or purchase by such Person of its shares, (c) any return of capital to the holders of shares of such Person or (d) any other distribution, payment or delivery of property or cash to the holders of shares of such person as such or an affiliate thereof (including management fees and royalties). In addition, any loan made to related parties shall be considered a Distribution. For purposes of this definition, a “payment” shall include the transfer of any asset or the incurrence of any indebtedness or other liability but shall not include the issuance of any shares of such persons or entity.

“Event of Default” means any event or condition identified as such in Section 6.1 hereof.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Guarantors” or “Guarantor” means those parties who have executed and delivered Guaranties to Bank of the Obligations of Borrower and shall include: Lake Avenue South East Real Estate LLC.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than ninety (90) days past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all capitalized lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, and (f) all net obligations of such Person under any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement.

“Lien” means any lien, security interest, pledge, charge, recorded judgment, or encumbrance of any kind in respect of any Property.

“Loan Documents” means this Agreement, the Note, the Mortgage, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its obligations under any Loan Document, or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Bank thereunder or (ii) the perfection or priority of any Lien granted under Section 4 herein.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loan, all fees and charges payable hereunder, and all other payment obligations of the Borrower arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held, or acquired.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or any other entity or organization, including a government or agency or political subdivision thereof.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Subsidiary” means any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by the entity Borrowers, by one or more of its Subsidiaries, or by the entity Borrowers and one or more of its Subsidiaries.

“UCC” means the Uniform Commercial Code as enacted in the State of Florida.

Section 2.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Tampa, Florida time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

SECTION 3.     COLLATERAL AND GUARANTIES.

Section 3.1. Collateral. In order to secure the Obligations, whether now existing or hereafter arising (and whether arising before or after the filing of a petition in bankruptcy and including all interest and fees accrued after the petition date), the Borrower, excluding Stephen Gurba and Richard Welkowitz, hereby grants to the Bank, for the benefit of itself and as representative for the benefit of its affiliates, a first priority lien on and security interest in, all right, title, and interest of the Borrower, whether now owned or existing or hereafter created, acquired, or arising, in and to all business assets of Borrower, including without limitation, the following: (a) Accounts; (b) Chattel Paper; (c) Instruments (including Promissory Notes); (d) Documents; (e) General Intangibles (including Payment Intangibles and Software, patents, trademarks, tradestyles, copyrights, and all other intellectual property rights, including all applications, registration, and licenses therefor, and all goodwill of the business connected therewith or represented thereby); (f) Letter of Credit Rights; (g) Supporting Obligations; (h) Deposit Accounts; (i) Investment Property (including certificated and uncertificated Securities, Securities Accounts, Security Entitlements, Commodity Accounts, and Commodity Contracts); (j) Inventory; (k) Equipment (including all software, whether or not the same constitutes embedded software, used in the operation thereof) (excluding trucks and trailers); (l) Fixtures; (m)  supporting evidence and documents relating to any of the above described property, including, without limitation, computer programs, disks, tapes and related electronic data processing media, and all rights of the Debtor to retrieve the same from third parties, written applications, credit information, account cards, payment records, correspondence, delivery and installation certificates, invoice copies, delivery receipts, notes, and other evidences of indebtedness, insurance certificates and the like, together with all books of account, ledgers, and cabinets in which the same are reflected or maintained; (n) Accessions and additions to, and substitutions and replacements of, any and all of the foregoing; and (o) Proceeds and products of the foregoing, and all insurance of the foregoing and proceeds thereof; all of the foregoing (a) through, and including, (o) being herein sometimes referred to as the “Collateral”.

All terms which are used in this Section 2 which are defined in the UCC shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide.

To further the attachment, perfection and first priority of, and the ability of the Bank to enforce, the Bank’s security interest in the Collateral, and without limitation on the Borrower’s other obligations in this Agreement, the Borrower agrees, in each case at the Borrower’s expense, to take the following actions with respect to the following Collateral:

A.     Actions as to Any and All Collateral. The Borrower further agrees, at the request and option of the Bank, to take any and all other actions the Bank may determine to be necessary or useful for the attachment, perfection and first priority of, and the ability of the Bank to enforce, the Bank’s security interest in any and all of the Collateral, including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, to the extent, if any, that the Borrower’s signature thereon is required therefore, (b) causing the Bank’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Bank to enforce, the Bank’s security interest in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Bank to enforce, the Bank’s security interest in such Collateral, (d) obtaining governmental and other third party waivers, consents and approvals in form and substance satisfactory to Bank, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, (e) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Bank and (f) taking all actions under any earlier versions of the UCC or under any other law, as reasonably determined by the Bank to be applicable in any relevant UCC or other jurisdiction, including any foreign jurisdiction.

B.     Notification to Account Debtor and Other Persons Obligated on Collateral. If an Event of Default shall have occurred and be continuing, the Borrower shall, at the request and option of the Bank, notify account debtors and other persons obligated on any of the Collateral of the security interest of the Bank in any account, chattel paper, general intangible, instrument or other Collateral and that payment thereof is to be made directly to the Bank or to any financial institution designated by the Bank as the Bank’s agent therefor, and the Bank may itself, if an Event of Default shall have occurred and be continuing, without notice to or demand upon the Borrower, so notify account debtors and other persons obligated on Collateral. After the making of such a request or the giving of any such notification, the Borrower shall hold any proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Borrower as trustee for the Bank without commingling the same with other funds of the Borrower and shall turn the same over to the Bank in the identical form received, together with any necessary endorsements or assignments. The Bank shall apply the proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Bank to the Obligations, such proceeds to be immediately credited after final payment in cash or other immediately available funds of the items giving rise to them.

C.     No Duty on Bank. The powers conferred on the Bank under this Agreement are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Bank shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act, except for the Bank’s own gross negligence or willful misconduct.

D.     Set-off & Records. The security interest granted in this Agreement is in addition to and not in substitution of any right of set-off or netting which the Bank may have against Borrower pursuant hereto or to any contract, under applicable law, or otherwise. The Borrower agrees to execute such supplemental documents or financing statements as the Bank may require to evidence or perfect the security interest granted in this Agreement. The Borrower agrees to retain and preserve its books and records at its principal place of business for a period of three (3) years from the date of final billing under this Agreement.

Section 3.2. Use and Protection of Collateral.

A.    The Borrower may use and sell other Collateral only in the ordinary course of business.

B.     The Borrower shall diligently and adequately protect and secure such Collateral.

C.     The Borrower shall maintain and preserve the Collateral and other physical assets in good order and condition and shall not impair the value of such Collateral or physical assets.

D.     The Borrower shall keep the Collateral free of taxes, liens or encumbrances and any sums which may be paid by Bank in its discretion, in release or discharge thereof shall be paid by Borrower to Bank upon demand.

E.      Collateral shall not be used illegally, improperly or for hire.

F.     The Borrower shall keep and maintain all of the Collateral only at all real property owned, leased, or occupied by Borrower in Florida, except that upon prior written notice to the Bank and with the Bank’s written consent, Collateral may be moved to other reasonable locations.

G.     The Borrower shall not use, manufacture, sell, or distribute any Collateral in violation of any statute, ordinance, or other governmental requirement.

H.     No Equipment shall become fixtures unless agreed in writing by Bank.

I.     The Borrower shall insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks (including flood insurance with respect to any improvements on real Property consisting of building or parking facilities in an area designated by a governmental body as having special flood hazards), and in such amounts, as are insured by Persons similarly situated and operating like Properties. The Borrower shall also maintain insurance with respect to the business of the Borrower and its subsidiaries, covering commercial general liability, statutory worker’s compensation and occupational disease, statutory structural work act liability, and business interruption and such other risks with good and responsible insurance companies, in such amounts and on such terms as the Bank shall reasonably request, but in any event as and to the extent usually insured by Persons similarly situated and conducting similar businesses.

All such policies of insurance shall contain satisfactory lender’s loss payable endorsements, naming the Bank as a loss payee, assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are satisfactory to the Bank. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days’ prior written notice to the Bank in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of the Bank shall not be impaired or invalidated by any act or neglect of the Borrower, any of its subsidiaries, or the owner of the premises or Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. The Borrower shall deliver to the Bank (a) on the date of this Agreement, and at such other times as the Bank shall reasonably request, certificates evidencing the maintenance of insurance required hereunder, (b) prior to the termination of any such policies, certificates evidencing the renewal thereof, and (c) promptly following request by the Bank, copies of all insurance policies of the Borrower and its subsidiaries. The Borrower also agrees to deliver to the Bank, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

UNLESS THE BORROWER PROVIDES THE BANK WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE BANK MAY PURCHASE INSURANCE AT THE BORROWER’S EXPENSE TO PROTECT THE BANK’S INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE BORROWER’S INTERESTS IN THE COLLATERAL. THE COVERAGE PURCHASED BY THE BANK MAY NOT PAY ANY CLAIMS THAT THE BORROWER MAKES OR ANY CLAIM THAT IS MADE AGAINST THE BORROWER IN CONNECTION WITH THE COLLATERAL. THE BORROWER MAY LATER CANCEL ANY SUCH INSURANCE PURCHASED BY THE BANK, BUT ONLY AFTER PROVIDING THE BANK WITH EVIDENCE THAT THE BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE BANK PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT THE BANK MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE OBLIGATIONS SECURED HEREBY. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE THE BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.

J.     The Borrower hereby authorizes the Bank to file any and all financing statements covering the Collateral or any part thereof as the Bank may require, including financing statements describing the Collateral as “all assets” or “all personal property” or words of like meaning, but excluding trucks and trailers from the Collateral description.

Section 3.3. Guaranties. The payment and performance of the Obligations shall at all times be guaranteed by the Guarantor pursuant to one or more Guaranties in form and substance acceptable to the Bank, as the same may be amended, modified, or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”).

Section 3.4. Further Assurances. The Borrower agrees that it shall execute and deliver such documents and do such acts and things as the Bank may from time to time request in order to provide for or perfect or protect the Bank’s Lien on the Collateral.

Section 3.5 Additional Security. The Borrower hereby acknowledges the granting of that certain second mortgage dated of even date herewith by Lake Avenue South East Real Estate, LLC, a Florida limited liability company, as mortgagor, in favor of the Bank, as mortgagee, encumbering certain property located in Pinellas County, Florida (“Mortgage”) as additional security for the Obligations.

Section 4.     Representations and Warranties.

In consideration of extending the Loan, the Borrower hereby represents and warrants to the Bank that: (a) each entity Borrower is duly organized, validly existing, and in good standing under the laws of its state of organization; (b) the execution, delivery, and performance by the Borrower of this Agreement and the Note are within its powers, have been duly authorized by all necessary action, and do not contravene the Borrower’s organizational documents (e.g., charter, articles of incorporation and by-laws, articles of association and operating agreement, partnership agreement or any similar organizational documents) or any law or contractual restriction binding on or affecting the Borrower; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the Borrower’s due execution, delivery, and performance of this Agreement or the Note; (d) this Agreement is, and the Note when executed and delivered by the Borrower will be, the Borrower’s legal, valid, and binding obligation enforceable against the Borrower in accordance with its terms, except as may be affected by any creditor’s rights, bankruptcy proceedings or equitable principals; (e) the Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock; and (f) there is no pending or threatened action or proceeding affecting the Borrower before any court, governmental agency or arbitrator, which may materially adversely affect the Borrower’s financial condition or operations or which purports to affect the legality, validity, or enforceability of this Agreement or the Note.

SECTION 5.     COVENANTS.

So long as this Agreement remains in effect, the Borrower further agrees with the Bank as follows:

(a)     Indebtedness. The Borrower shall not issue, incur, assume, or have outstanding any Indebtedness, nor become liable, whether as endorser, guarantor or otherwise, for any debt or other obligation of any other person in excess of five percent (5%) of the maximum credit outstanding with the Bank, except for (i) indebtedness from time to time owing to the Bank; (ii) other indebtedness consented to in writing by the Bank; and (iii) indebtedness incurred for the purchase or lease of trucks and trailers.

(b)     Liens. The Borrower shall not pledge, mortgage or otherwise encumber, or subject to or permit to exist upon or be subjected to any lien, security interest, charge, or encumbrance, any assets or property of any kind or character at any time owned by Borrower, except for (i) liens and security interests granted from time to time in favor of the Bank, (ii) other liens consented to in writing by the Bank, and (iii) liens granted or existing in connection with the purchase or lease of trucks and trailers. The Borrower shall execute and deliver any such supporting documents as the Bank may require from time to time.

(c)     Mergers, Consolidations and Sales. The Borrower shall not be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its property, including any disposition of property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable without prior written consent of the Bank; provided, however, that this Section shall not apply to nor operate to prevent the sale or lease of inventory in the ordinary course of business.

(d)     Distributions. The Borrower shall be permitted to make distributions in excess of tax Distributions, so long as no Event of Default exists or will arise after giving effect to such other Distribution.

(e)     Financial Information. The Borrower shall maintain a standard system of accounting in accordance with GAAP and shall furnish to Bank and its duly authorized representatives such information respecting the Borrower’s business and financial condition as the Bank may reasonably request; and without any request, the Borrower shall furnish to Bank:

(i)     Monthly accounts receivable aging and borrowing certificate of the Borrower certified by management to be accurate, within ten (10) days of month end, commencing with the date of purchase of Twiss Transport, Inc. stock and thereafter every month end, starting with the month end February 2016;

(ii)     Quarterly financial statements of corporate Borrowers certified by management to be accurate with forty five (45) days of quarter end;

(iii)     Annual   accountant-prepared   reviewed   financial   statements of corporate Borrowers within ninety (90) days of fiscal year end;

(iv)     Annual financial statements and tax returns of Guarantor within thirty (30) days of filing;

(v)     Annual budget and forecast to be provided to Bank sixty (60) days prior to start of new fiscal period;

(vi)     Annual corporate tax return and financial statements of entity Borrowers within thirty (30) days of filing;

(vii)     Annual personal financial statements and tax returns for Richard Welkowitz and Stephen Gurba within thirty (30) days of filing;

(viii)     Annual rent roll of the real property subject to the Mortgage within thirty (30) days of year end;

(ix)     New or updated leases to the real property subject to the Mortgage when available;

(x)     Annual liquidity verification for Richard Welkowitz and Stephen Gurba within thirty (30) days of year end; and

(xi)     Any additional financial information that is deemed necessary by the Bank, including tax return and K-1 information for the Borrower or Guarantor.

(f)     Deposit Accounts. The Borrower agrees that the Bank shall be the Borrower’s primary depository institution and the Borrower shall maintain its principal operating accounts at the Bank. Borrower shall maintain at the Bank during the term of the Loan one year of Loan payments in the total amount of $336,000.00 to support both the Loan and the loan evidenced by that certain Revolving Credit Agreement dated on or about even date herewith between certain Borrowers and Bank.

(g)     Financial Covenants. Borrower shall maintain the following financial covenant: a DCR of no less than 1.20 to 1.00 measured as of December 31, 2016 and annually thereafter. For purposes herein, “DCR” is defined as Net Income plus depreciation, plus amortization, plus interest expense, less distributions, less dividends or withdrawals, less non-recurring income (+/-), less extraordinary items and capital expenditures (as defined by net cash effect of capital expenditures) divided by all required principal and interest payments required for bank debt service and other financing obligations of Borrower. “Net Income” is defined as the Borrower’s total revenue less cost of sales, less all operating expenses, less interest, less taxes and less any dividends.

SECTION 6.     EVENTS OF DEFAULT AND REMEDIES.

Section 6.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder: (a) (i) non-payment when due of any principal of or interest hereon, or (ii) non-payment when due of any fee hereunder or other indebtedness or liabilities of the Borrower owing to the Bank, in each case under this clause (a)(ii), within five (5) calendar days after written request by the Bank; (b) breach of any term or condition of any agreement which secures or guaranties the Loan, including without limitation, the Mortgage, or sets forth any terms or conditions relating to the Loan or of any other agreement (whether or not relating to the Loan) with the Bank, or any representation made by the Borrower or any guarantor in any such agreement is untrue in any material respect not cured with ten (10) days notice by Bank; (c) default shall occur under any evidence of indebtedness issued, assumed or guaranteed by the Borrower or any guarantor of the Loan or under any indenture, agreement, or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such indebtedness (whether or not such maturity is in fact accelerated), or any such indebtedness shall not be paid when due (whether by lapse of time, acceleration or otherwise) not cured with ten (10) days notice by Bank; (d) a Change of Control shall occur or dissolution, termination, insolvency, death or incapacity of the Borrower or any Guarantor; (e) the institution by or against the Borrower or any Guarantor of the Loan of any bankruptcy or similar proceeding for the relief of debtors or the appointment of any receiver for any such party or any of its property; (f) the making of an assignment for the benefit of creditors by the Borrower or any guarantor of the Loan; (g) the service of any warrant of attachment, garnishment, or the existence of any tax lien, levy or similar process on or with respect to any property of the Borrower or any Guarantor of the Loan that is not discharged, dismissed or removed as applicable within thirty (30) days; or (h) a change which the Bank reasonably and in good faith determines constitutes a Material Adverse Effect shall occur in the condition (financial or otherwise) or operating results of the Borrower or any Guarantor of the Loan or in the value of any collateral for the Loan.

6.2 Cross-Default and Cross-Collateralization. It is the intention of Borrower, Guarantors and Bank that the Loan, all other liabilities and obligations of Borrower to Bank or any affiliate of Bank, whether now existing or hereafter arising (“Other Borrower Obligations”), and all liabilities and obligations of Guarantors to Bank or any affiliate of Bank, whether now existing or hereafter arising (the “Other Loans”), shall be, and hereby are, cross-defaulted and cross-collateralized. Accordingly, (i) a default after the expiration of any applicable grace or cure period under the Loan, the Other Borrower Obligations, or the Other Loans, including but not limited to a breach of any financial covenants under the Other Loans, shall be and constitute a default under all such loans and obligations and (ii) all of the Loan Documents and all mortgages, security agreements, and other documents and instruments securing the Loans, the Other Borrower Obligations or the Other Loans are hereby cross-collateralized, such that any and all collateral or security (whether now existing or hereafter arising, and of whatever kind or howsoever pledged to the Bank or any affiliate of the Bank) under the Loan Documents or any loan or security documents evidencing or securing the Loans, the Other Borrower Obligations or the Other Loans is hereby declared to constitute collateral or security for each of the loans described in this Section 6.2. This Section 6.2 shall apply to any and all extensions or renewals of, and any and all future advances made in connection with, the respective loans. By executing this Agreement below, Guarantor acknowledges the foregoing cross-default and cross- collateralization provisions and agrees to be bound by the terms of this Section 6.2.

Section 6.3. Remedies. Upon the occurrence of any Event of Default, the Bank may, by notice to the Borrower, declare the principal of and accrued interest on the Loan and all other amounts owing under this Agreement to be immediately due and payable, without further demand, presentment, protest, or notice of any kind and in the event Borrower sells any of the Equipment, after payment of any superior lien or security interest therein, all proceeds from the sale of such Equipment shall be paid to Bank and applied to the outstanding Loan amount unless otherwise agreed by Bank in writing.

When any Event of Default described in Section 6.1 (d), (e), or (f) above regarding the Borrower has occurred and is continuing, then both principal and interest, and all other amounts payable under this Agreement shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank, if any, to extend further credit pursuant to any of the terms hereof shall immediately terminate.

No delay by the Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Bank of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The Borrower agrees to pay to the Bank all reasonable and documented out of pocket costs and expenses incurred or paid by the Bank in connection with entering into this Agreement, the making of the Loan and the collection of the Loan and any other amounts due under this Agreement and the enforcement of rights to any security therefor, including, without limitation, reasonable attorneys’ fees and court costs (including, without limitation, all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any guarantor). The Bank shall have the right, at any time after the occurrence of an Event of Default, to set-off the balance of any deposit account that the Borrower may at any time maintain with the Bank or any of its affiliates against any amounts at any time owing under this Agreement, whether or not the balance of Loan under this Agreement is then due.

SECTION 7.     MISCELLANEOUS.

Section 7.1. Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 7.2. Indemnification. (a) The Borrower agrees to indemnify the Bank, and any security trustee, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and reasonable and documented out of pocket expenses (including, without limitation, all such expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any extension of credit made available hereunder, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Bank at any time, shall reimburse the Bank for any reasonable legal or other reasonable and documented out of pocket expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

(b) The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, the Bank for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Borrower or otherwise occurring on or with respect to its Property, (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by the Borrower or otherwise occurring on or with respect to its Property, (iii) any claim for personal injury or property damage in connection with the Borrower or otherwise occurring on or with respect to its Property, and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower made herein or in any mortgage, deed of trust, security agreement or any other instrument or document evidencing or securing any indebtedness, obligations, or liabilities of the Borrower owing to the Bank or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the Bank’s willful misconduct or gross negligence. This indemnification shall survive the payment and satisfaction of all Obligations owing to the Bank and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of Bank and its directors, officers, employees, agents, and collateral trustees, and their successors and assigns.

Section 7.3. Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

to the Borrower at:

BT-Twiss Transport LLC

12645 49th Street

Clearwater, Florida 33762

Attn: Stephen Gurba

to the Bank at:

Sunshine Bank

102 West Baker Street

Plant City, Florida 33563

Attn: James Schoolfield

with a copy to:

Ted R. Tamargo, Esq.

Buchanan Ingersoll & Rooney PC

401 East Jackson Street, Suite 2400

Tampa, Florida 33602

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to the Note shall be effective only upon receipt.

Section 7.4. Severability, Counterparts, Etc. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 7.5. Binding Nature, Governing Law, Etc. This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Bank and the benefit of its successors and assigns, including any subsequent holder of the Obligations. The Borrower may not assign its rights hereunder without the written consent of the Bank. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Section 7.6. Submission to Jurisdiction; Waiver of Jury Trial. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Middle District of Florida and of any Florida State court sitting in Pinellas County, Florida for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER AND THE BANK HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 7.7 Time is of the Essence. Time is of the essence of this Agreement and each of the other Loan Documents.

Section 7.8. USA Patriot Act. The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Act.

Section 7.9 Documentary Stamp Tax. Borrower hereby agrees to defend, indemnify, and hold the Bank harmless from and against any and all documentary stamp taxes (together with all interest, penalties, costs, and attorneys’ fees incurred in connection therewith) that may be at any time levied, assessed, or imposed by the State of Florida or any other governmental entity or agency upon the Note, Loan documents, this Agreement, or any amendment, extension, or renewal of any of the foregoing, or upon the Bank by virtue of owning, holding or being a party to any of the foregoing instruments or documents. The provisions of this Section shall survive the repayment of the Loan for so long as any claim may be asserted by the State of Florida or any such other governmental entity or agency.

[SIGNATURE PAGE TO FOLLOW]

This Term Loan Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“BORROWER”

BT-TWISS TRANSPORT LLC, a Florida limited liability company

By:	/s/ Stephen L Gurba
Name: Stephen L Gurba
Title: Sole Manager

TWISS TRANSPORT, INC., a Florida corporation

By:	/s/ Stephen L Gurba
Name: Stephen L Gurba
Title: Sole Director

TWISS LOGISTICS, INC., a Florida corporation

By:	/s/ Stephen L Gurba
Name: Stephen L Gurba
Title: Sole Director

TWISS COLD STORAGE, INC., a Florida corporation
By:	/s/ Stephen L Gurba
Name: Stephen L Gurba
Title: Sole Director

/s/ RICHARD WELKOWITZ
RICHARD WELKOWITZ

/s/ STEPHEN GURBA
STEPHEN GURBA

“BANK”

SUNSHINE BANK, a federally chartered savings bank

By:	/s/ James A Schoolfield
Name: James A Schoolfield
Title: Vice President

Approved by Guarantor:

LAKE AVENUE SOUTH EAST REAL ESTATE LLC, a Florida limited liability company

By	/s/ Stephen L Gurba
Name: Stephen L Gurba
Title: Sole Manager